                                                                     EXHIBIT 3.1


                            ARTICLES OF INCORPORATION
                                       OF
                          DAYTON GENERAL SYSTEMS, INC.


FIRST. The name of the corporation is Dayton General Systems, Inc. (hereinafter referred to as the "Corporation").

SECOND. The location and post office address of the registered office of the Corporation in the Commonwealth of Pennsylvania is 1635 Market Street, Philadelphia, Pennsylvania 19103, c/o CT Corporation System.

THIRD. The Corporation is incorporated under the provisions of the Business Corporation Law of 1988.

FOURTH. The purpose for which the Corporation is incorporated is to engage in, and to do any lawful act concerning, any or all lawful business for which corporations may be incorporated under said Business Corporation Law.

FIFTH. The term of existence of the Corporation is perpetual.

SIXTH. The aggregate number of shares of stock which the Corporation shall have authority to issue is Ten Million One Hundred Thousand (10,100,000) shares which shall be designated as follows:

                  (A) Ten Million (10,000,000) shares of Common Stock with no par value;

                  (B) One Hundred Thousand (100,000) shares of undesignated Preferred Stock with no par value and the following additional terms:

                           1.  Except as otherwise provided in these Articles
of Incorporation (the "Articles") or by the amendment or amendments providing for the issue of any series of Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by these Articles, the Preferred Stock may be issued at any time or from time to time in any amount, not exceeding in the aggregate, including all shares of any and all series thereof theretofore issued and outstanding, the One Hundred Thousand (100,000) shares of Preferred Stock hereinabove authorized, as hereinafter provided, and for such lawful consideration as shall be fixed from time to time by the Board of Directors.

                           2.  Authority is hereby expressly granted to the
Board of Directors from time to time to adopt amendments to these Articles providing for the issue in one or more series of any unissued or treasury shares of the Preferred Stock, and providing, to the fullest extent now or hereafter permitted by the laws of the Commonwealth of Pennsylvania and notwithstanding the provisions of any other Article of these Articles of the Corporation, in respect of the matters set forth in the following subdivisions (i) to (ix), inclusive, as well as any other rights or matters pertaining to such series:

                                    (i) The designation and number of shares of
such series;

                                    (ii) Voting rights, if any (to the fullest
extent now or hereafter permitted by the laws of the Commonwealth of Pennsylvania);

                                    (iii) The dividend rate or rates of such
series (which may be an adjustable or variable rate and which may be cumulative);

                                    (iv) The dividend payment date or dates of
such series;

                                    (v) Redemption rights (to the fullest extent
now or hereafter permitted by the laws of the Commonwealth of Pennsylvania), including the price or prices at which shares of such series may be redeemed;

                                    (vi) The amount of the sinking fund, if any,
to be applied to the purchase or redemption of shares of such series and the manner of its application;

                                    (vii) The liquidation price or prices of
such series;

                                    (viii) Whether or not the shares of such
series shall be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of stock of the Corporation, and if made so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments, if any, of the price or rate at which such conversion or exchange may be made; and,

                                    (ix) Whether or not the issue of any
additional shares of such series or any future series in addition to such series shall be subject to any restrictions and, if so, the nature of such restrictions.

Any of the voting rights, dividend rate or rates, dividend payment date or dates, redemption rights and price, sinking fund requirements, conversion rights and restrictions on issuance of shares of any such series of Preferred Stock may, to the fullest extent now or hereafter permitted by the laws of the Commonwealth of Pennsylvania, be made dependent upon facts ascertainable outside these Articles or outside the amendment or amendments providing for the issue of such Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Article Sixth. If the then-applicable laws of the Commonwealth of Pennsylvania do not permit the Board of Directors to fix, by the amendment creating a series of Preferred Stock, the voting rights of shares of such series, each holder of a share of such series of Preferred Stock shall be entitled to one (1) vote for each share of Preferred Stock of such series held by such holder.

                           3.  Before any dividends shall be declared or paid
upon or set apart for, or distribution made on, the Common Stock and before any sum shall be paid or set apart for the purchase or redemption of Preferred Stock of any series or for the purchase of the Common Stock, the holders of Preferred Stock of each series shall be entitled to receive any accrued dividends declared by the Board of Directors, payable at the rate or rates fixed for such series in accordance with the provisions of this Article Sixth, and no more, from the dividend payment date thereof, or preceding the dividend payment date or dates fixed from time to time by the Board of Directors.

                           4.  If upon any dissolution, liquidation or
winding up of the Corporation or reduction of its capital stock, the assets so to be distributed among the holders of the Preferred Stock pursuant to the provisions of this Article Sixth or of the amendment or amendments providing for the issue of such Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Article Sixth shall be insufficient to permit the payment to such holders of the full preferential amounts aforesaid, then the entire assets of the Corporation shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amounts to which they are respectively entitled as aforesaid.

                           5.  The term "accrued dividends", whenever used
herein with respect to the Preferred Stock of any series, shall be deemed to mean that amount which would have been paid as dividends declared on the Preferred Stock of such series to date had full dividends been paid thereon at the rate fixed for such series in accordance with the provisions of this Article Sixth, less in each case the amount of all dividends declared and paid upon the shares of such series.

SEVENTH. Shareholders shall have no rights to cumulate their votes in the election of directors.

EIGHTH. (A) The Corporation shall have the right to amend, alter, change or repeal any provision contained in these Articles or any provision that may be added or inserted in these Articles, provided that:

                           (1)  Such amendment, alteration, change, repeal,
addition or insertion is consistent with law and is accomplished in the manner now or hereafter prescribed by statute or these Articles; and

                           (2)  Any provision of these Articles which
requires, or the change of which requires, the vote or consent of all or a specific number or percentage of the holders of shares of any class or series shall not be amended, altered, changed or repealed by any lesser amount, number or percentage of votes or consents of such class or series.

                  (B) Any rights at any time conferred upon the shareholders of the Corporation are granted subject to the provisions of this Article Eighth.

NINTH. The Board of Directors shall consist of such number of directors as shall be fixed from time to time by resolution adopted by a majority of the directors then in office. The initial director shall be

                                 Thomas C. Haas


TENTH.            The name and address of the incorporator is as follows:

                                 Thomas C. Haas
                                 2492 Technical Drive
                                 Miamisburg, Ohio 45342

ELEVENTH: No transaction between the Corporation and any other entity shall in any way be affected or invalidated by the fact that any director of the Corporation is or has an interest in such other entity, including being a director or officer of such other entity, provided that the fact of the interest shall be disclosed or shall have been known to the Board of Directors, or a majority thereof; and any director of the Corporation having such an interest may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize such transaction, and may vote thereat to authorize such transaction, with like force and effect as if he were not so interested.

TWELFTH: To the extent permitted by law, the Corporation may, from time to time, pursuant to authorization of the Board of Directors and without any action by the shareholders, purchase or otherwise acquire shares of any class of stock, bonds, debentures, notes, script, warrants, obligations, evidence of indebtedness, or other securities of the Corporation (or any other corporation) in such manner, upon such terms and in such amounts as the Board of Directors may determine.

                  IN WITNESS WHEREOF, the undersigned has hereby set his hand this 14th day of May, 1997.


                                                 /s/ Thomas C. Haas
                                                 ----------------------------
                                                 Thomas C. Haas, Incorporator